EXHIBIT (99)-1

                          WISCONSIN ENERGY CORPORATION

From: Rick James (414-221-4444)
      May 16, 1997

Wisconsin Energy Corp., Northern States Power Co.
agree to terminate merger proceedings

MILWAUKEE and MINNEAPOLIS -- Richard A. Abdoo, chairman, president and chief executive officer of Wisconsin Energy Corp., and James J. Howard, chairman, president and chief executive officer of Northern States Power Co., today announced that the boards of directors of both companies have agreed to terminate plans to merge the two companies. The Merger Agreement would have combined WEC and NSP into Primergy Corporation which would have resulted in $2 billion of cost reductions benefiting customers and stockholders.

"We filed applications two years ago to join the companies. Our purpose was to form a combined enterprise that would create greater value for our customers and shareholders," Howard said. "We anticipated a 12- to 18-month approval process because we complied with the requirements for all previously approved mergers.

"What we encountered were regulatory agencies that were changing their merger policies as they were considering our filing," he said. "The Federal Energy Regulatory Commission's decision and its analysis of the market power issues -
- released earlier this week and remanding the discussion for further negotiation among the parties -- confirm that its policies are still being developed. Unfortunately, the regulators have chosen applications like this one to resolve many of these issues. There is simply no end to this process in sight."

"At this time," Abdoo said, "it's important for us to take advantage of other opportunities. Continuing the Primergy transaction, given the current regulatory climate, is not in the best interests of our stockholders, customers and employees."

Abdoo said there were many factors in reaching the decision to terminate the Merger Agreement, including: the FERC action; the fact that any regulatory approvals that might be obtained appear to be heading in the direction of significantly reducing the benefits of the Primergy transaction; and the impact on stockholders, customers and employees of at least another six months of delay as a result of the FERC action after almost a two year wait.

"After thorough consideration, we have mutually agreed to terminate our plans," Abdoo stated. "The stockholders, customers and employees of both companies have waited too long and there is no certainty the matter will ever be decided by the regulatory authorities."

                                   - more -

Wisconsin Energy
Page 2


Abdoo and Howard have agreed to examine several potential collaborative efforts identified during the internal merger planning process.

The companies announced their merger plans May 1, 1995, and filed applications in July and August with state and federal regulatory bodies. To date, approvals have been granted by the state regulatory commissions in Michigan and North Dakota, but not by the commissions in Minnesota and Wisconsin. Approvals from the Securities & Exchange Commission and U.S. Department of Justice also are pending.

Both companies' boards of directors voted today to end the merger process. NSP and Wisconsin Energy will jointly withdraw their merger applications from state and federal agencies.

Wisconsin Energy Corp. is a holding company with subsidiaries in utility and non-utility businesses. Its principal subsidiary is Wisconsin Electric.

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